Exhibit 21.1

                 Subsidiaries of Digital Lifestyles Group, Inc.

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             Name of Subsidiary                    Jurisdiction of Organization          Percentage Ownership by Registrant
---------------------------------------------    ----------------------------------    ----------------------------------------
Lan Plus Corporation                                        California                                  100%
McGlen Micro, Inc.                                          California                                  100%
AMT Components, Inc.                                        California                                  100%
Western Technologies, Inc.                                  California                                  100%
Adrenalin Entertainment, Inc.                               California                                  100%

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